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                     June 16, 2023

       Elizabeth Boland
       Chief Financial Officer
       Bright Horizons Family Solutions Inc.
       2 Wells Avenue
       Newton, MA 02459

                                                        Re: Bright Horizons
Family Solutions Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-35780

       Dear Elizabeth Boland:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services